Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com

OmniAmerican Bancorp, Inc. Announces
Second Quarter 2014 Results and Declares Quarterly Dividend

Fort Worth, Texas — August 1, 2014 - OmniAmerican Bancorp, Inc. (NASDAQ: OABC), the holding company for OmniAmerican Bank, today announced earnings for the three and six month periods ended June 30, 2014. The financial information contained herein at and for the three and six month periods ended June 30, 2014 is unaudited.

Second Quarter 2014 Highlights

•
OABC generated net income of $898,000 for the second quarter of 2014 compared to net income of $674,000 for the second quarter of 2013. This is an increase of $224,000, or 33.2 percent. On a per share basis, second quarter 2014 earnings were $0.08 per diluted share compared to $0.06 per diluted share for the second quarter of 2013.

•
The primary contributors to the increase in net income were a $531,000 increase in noninterest income, a $505,000 increase in net interest income, and a $375,000 decrease in the provision for loan losses. The increase in noninterest income was primarily attributable to increases of $348,000 in net gains on sales of investments and $159,000 in net gains on sales of loans. These increases in net income were partially offset by a $1.1 million increase in noninterest expense, resulting primarily from $825,000 of expenses related to our pending merger with Southside Bancshares, Inc. incurred during the second quarter of 2014.

•
Commercial and mortgage loan growth continued with increases of $9.1 million, or 13.1 percent, in commercial business loans, $6.7 million, or 6.3 percent, in commercial real estate loans and $6.5 million, or 2.5 percent, in one- to four-family residential real estate loans. The growth in these portfolios was primarily offset by a $60.2 million decrease in indirect automobile loans resulting from the discontinuation of our indirect lending program in October 2013. Primarily due to the decrease in the indirect automobile loans, total loans, net of the allowance for loan losses and deferred fees and discounts, decreased $40.8 million, or 4.9 percent, to $784.1 million at June 30, 2014 from $824.9 million at December 31, 2013.

•
Total assets for OABC decreased $14.5 million to $1.38 billion as of June 30, 2014 from $1.39 billion at December 31, 2013, primarily due to a $40.8 million decrease in loans, net of the allowance for loan losses and deferred fees and discounts, partially offset by a $27.2 million increase in securities classified as available for sale.

Additionally, the company announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share. The cash dividend is payable on September 5, 2014 to all shareholders of record as of the close of business on August 15, 2014.

“OmniAmerican’s loan growth in commercial business, commercial real estate and mortgage loans continues to be our primary strategic focus and we have achieved steady progress in these areas. The decrease in our indirect automobile loans is aligned with our expectations for exiting this line of business. Unfunded commercial loan commitments have increased and commercial loan activity has been robust. We intend to continue our strategic focus in these areas as we complete our merger with Southside Bank,” said Tim Carter, president and CEO of OmniAmerican Bank and OABC.

Financial Condition as of June 30, 2014 Compared with December 31, 2013

Total assets decreased $14.5 million to $1.38 billion as of June 30, 2014 from $1.39 billion at December 31, 2013. A decrease in loans, net of the allowance for loan losses and deferred fees and discounts of $40.8 million, was partially offset by an increase in securities available for sale of $27.2 million.

Cash and cash equivalents increased $5.3 million, or 33.6 percent, to $21.2 million at June 30, 2014 from $15.9 million at December 31, 2013. The largest components of the increase were $117.6 million of cash provided by loan principal repayments, $32.9 million provided by principal repayments and maturities of securities, $26.2 million of proceeds from the sales of loans, $18.1 million of proceeds from the sales of securities available for sale, an $8.4 million net increase in deposits, $2.8 million of redemptions of other investments, and $2.3 million of proceeds from the sales of repossessed assets. These increases in cash were partially offset by decreases due to cash used to originate loans of $105.9 million, cash used to purchase investment securities available for sale of $72.3 million, and a net decrease in Federal Home Loan Bank advances of $33.3 million during the six months ended June 30, 2014.

Securities classified as available for sale increased $27.2 million, or 6.3 percent, to $458.0 million at June 30, 2014 from $430.8 million at December 31, 2013. The increase in securities classified as available for sale is primarily attributable to purchases of securities available for sale of $72.3 million and an increase in unrealized gains of $6.7 million during the six months ended June 30, 2014, partially offset by decreases due to principal repayments and maturities of $32.9 million, the sales of securities available for sale of $17.5 million, and the amortization of net premiums on investments of $1.3 million.

Loans, net of the allowance for loan losses and deferred fees and discounts, decreased $40.8 million, or 4.9 percent, to $784.1 million at June 30, 2014 from $824.9 million at December 31, 2013. The decrease in loans is primarily attributable to a $60.2 million decrease in indirect automobile loans resulting from the discontinuation of our indirect lending program in October 2013, partially offset by increases of $9.1 million in commercial business loans, $6.7 million in commercial real estate loans, and $6.5 million in one- to four-family residential real estate loans during the six months ended June 30, 2014.

Deposits increased $8.4 million, or 1.0 percent, to $822.0 million at June 30, 2014 from $813.6 million at December 31, 2013, primarily due to a $13.9 million increase in noninterest-bearing demand deposits. The increase in noninterest-bearing demand deposits included a $13.9 million increase in commercial deposits which resulted primarily from our efforts to deepen our commercial relationships. Savings deposits increased $3.9 million during the six months ended June 30, 2014, while certificates of deposit decreased $6.5 million, money market deposits decreased $1.5 million, and interest-bearing demand deposits decreased $1.3 million.

Federal Home Loan Bank advances decreased $33.3 million, or 9.2 percent, to $328.7 million at June 30, 2014 from $362.0 million at December 31, 2013. The decrease in Federal Home Loan Bank advances was attributable to scheduled maturities of $98.3 million, partially offset by advances of $65.0 million during the six months ended June 30, 2014.

Stockholders’ equity increased $7.4 million, or 3.6 percent, to $214.5 million at June 30, 2014 from $207.1 million at December 31, 2013. The increase in stockholders’ equity was primarily due to increases resulting from an increase in unrealized gains on available for sale securities of $6.7 million ($4.4 million after tax), net income of $2.4 million, share-based compensation expense of $1.0 million, and ESOP compensation expense of $447,000 during the six months ended June 30, 2014. These increases were partially offset by a decrease due to dividends declared of $1.1 million.

Asset Quality as of June 30, 2014 Compared with December 31, 2013

Non-performing assets decreased $644,000, or 12.0 percent, to $4.7 million, or 0.34 percent of total assets, as of June 30, 2014, from $5.4 million, or 0.39 percent of total assets, as of December 31, 2013. This decrease was primarily attributable to a $660,000 decrease in other foreclosed assets and a $592,000 decrease in non-accrual loans, due primarily to the repayment of a non-performing commercial business loan in March 2014 with a balance of $417,000 at December 31, 2013. These decreases in non-performing assets were partially offset by a $608,000 increase in other real estate owned, primarily due to the foreclosure of two one- to four-family residential real estate loans with balances totaling $858,000, partially offset by the sale of an other real estate owned property with a balance of $228,000.

Operating Results for the Three Months Ended June 30, 2014 Compared with the Three Months Ended June 30, 2013

Net income increased $224,000, or 33.2 percent, to $898,000, or $0.08 per diluted share, for the quarter ended June 30, 2014 from $674,000, or $0.06 per diluted share, for the quarter ended June 30, 2013.

Net interest income increased $505,000, or 5.4 percent, to $9.9 million for the quarter ended June 30, 2014 from $9.4 million for the quarter ended June 30, 2013. Total interest income increased $200,000, or 1.8 percent, to $11.6 million for the quarter ended June 30, 2014 from $11.4 million for the quarter ended June 30, 2013. This increase in interest income was primarily attributable to a $531,000 increase in interest income on securities, partially offset by a $331,000 decrease in interest income on loans. The decrease in interest income on loans was primarily attributable to the discontinuation of our indirect lending program which resulted in a $563,000 decrease in interest income earned on indirect auto loans, partially offset by a $444,000 increase in interest income earned on commercial loans. Total interest expense decreased $305,000, or 15.6 percent, to $1.6 million for the quarter ended June 30, 2014 from $2.0 million for the quarter ended June 30, 2013, primarily due to a $367,000 decrease in interest expense on deposits, partially offset by a $62,000 increase in interest expense on borrowed funds.

The provision for loan losses decreased $375,000, or 34.1 percent, to $725,000 for the quarter ended June 30, 2014 from $1.1 million for the quarter ended June 30, 2013. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The decrease in the provision for loan losses was primarily due to a decrease in net chargeoffs and a decrease in total loans receivable. Net chargeoffs decreased $135,000, to $805,000, or 0.41 percent of average loans outstanding, for the quarter ended June 30, 2014 from $940,000, or 0.49 percent of average loans outstanding, for the quarter ended June 30, 2013. Total loans receivable decreased $15.9 million, or 2.0 percent, to $787.8 million at June 30, 2014 from $803.7 million at June 30, 2013. Impaired loans decreased $7.6 million, or 39.4 percent, to $11.6 million at June 30, 2014 from $19.2 million at June 30, 2013. Non-performing loans totaled $3.8 million, or 0.48 percent of total loans at June 30, 2014, compared to $9.0 million, or 1.12 percent of total loans, at June 30, 2013. The allowance for loan losses as a percentage of non-performing loans increased to 170.26 percent at June 30, 2014 from 78.41 percent at June 30, 2013. The allowance for loan losses to total loans receivable ratio decreased to 0.81 percent at June 30, 2014 from 0.88 percent at June 30, 2013.

Noninterest income increased $531,000, or 15.7 percent, to $3.9 million for the quarter ended June 30, 2014 from $3.4 million for the quarter ended June 30, 2013, primarily due to increases of $348,000 in net gains on sales of investments and $159,000 in net gains on sales of loans. The increase in net gains on sales of investments is attributable to sales of $11.3 million of investment securities for a gain of $348,000 in the quarter ended June 30, 2014, while no investment securities were sold in the quarter ended June 30, 2013. The increase in net gains on sales of loans resulted primarily from the impact of fluctuations in the fair value of derivative instruments related to the sales of mortgage loans. A $21,000 increase in the fair value of derivative instruments was recorded during the quarter ended June 30, 2014, compared to a $244,000 decrease in the fair value of derivative instruments recorded in the quarter ended June 30, 2013. This increase in net gains on sales of loans was partially offset by a decrease in volumes of loans sold to 87 loans sold in the second quarter of 2014 from 100 loans sold in the second quarter of 2013.

Noninterest expense increased $1.1 million, or 10.2 percent, to $11.8 million for the quarter ended June 30, 2014 from $10.7 million for the quarter ended June 30, 2013, primarily due to a $947,000 increase in professional and outside services expense and a $402,000 increase in salaries and benefits expense. The increase in professional and outside services expense resulted primarily from $745,000 of expenses related to the pending merger with Southside Bancshares incurred during the quarter ended June 30, 2014, a $51,000 increase in directors’ equity compensation expense due to new stock option and restricted stock grants in the first quarter of 2014, and a $29,000 increase in mobile and online banking expense. The increase in salaries and benefits expense was primarily attributable to a $282,000 increase in health insurance expenses largely due to unfavorable health claims experience, a $269,000 increase in commissions paid to employees for mortgage loan originations and sales of investment products, and a $245,000 increase in the incentive accrual based on improved performance of loan production and branch operations, partially offset by a $437,000 decrease in salaries expense resulting primarily from the reduction in force which occurred during the fourth quarter of 2013.

Operating Results for the Six Months Ended June 30, 2014 Compared with the Six Months Ended June 30, 2013

Net income decreased $180,000, or 6.9 percent, to $2.4 million, or $0.22 per diluted share, for the six months ended June 30, 2014 from $2.6 million, or $0.25 per diluted share, for the six months ended June 30, 2013.

Net interest income increased $1.6 million, or 8.6 percent, to $20.0 million for the six months ended June 30, 2014 from $18.4 million for the six months ended June 30, 2013. Total interest income increased $927,000, or 4.1 percent, to $23.4 million for the six months ended June 30, 2014 from $22.4 million for the six months ended June 30, 2013, primarily due to a $957,000 increase in interest income on securities, partially offset by a $30,000 decrease in interest income on loans. The decrease in interest income on loans was primarily attributable to the discontinuation of our indirect lending program which resulted in a $703,000 decrease in interest income earned on indirect auto loans, and a $302,000 decrease in interest income earned on mortgage loans, partially offset by a $996,000 increase in interest income earned on commercial loans. Total interest expense decreased $663,000, or 16.4 percent, to $3.4 million for the six months ended June 30, 2014 from $4.0 million for the six months ended June 30, 2013, primarily due to an $811,000 decrease in interest expense on deposits, partially offset by a $148,000 increase in interest expense on borrowed funds.

The provision for loan losses decreased $225,000, or 14.1 percent, to $1.4 million for the six months ended June 30, 2014 from $1.6 million for the six months ended June 30, 2013. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The decrease in the provision for loan losses was primarily due to a decrease in total loans receivable. Total loans receivable decreased $15.9 million, or 2.0 percent, to $787.8 million at June 30, 2014 from $803.7 million at June 30, 2013. Impaired loans decreased $7.6 million, or 39.4 percent, to $11.6 million at June 30, 2014 from $19.2 million at June 30, 2013. Non-performing loans totaled $3.8 million, or 0.48 percent of total loans at June 30, 2014, compared to $9.0 million, or 1.12 percent of total loans, at June 30, 2013. The allowance for loan losses as a percentage of non-performing loans increased to 170.26 percent at June 30, 2014 from 78.41 percent at June 30, 2013. The allowance for loan losses to total loans receivable ratio decreased to 0.81 percent at June 30, 2014 from 0.88 percent at June 30, 2013.

Noninterest income decreased $1.8 million, or 20.3 percent, to $7.4 million for the six months ended June 30, 2014 from $9.2 million for the six months ended June 30, 2013, primarily due to decreases of $1.1 million in net gains on sales of investments, $444,000 in net gains on sales of loans, and $345,000 in net gains on sales of premises and equipment. The decrease in net gains on sales of investments is attributable to sales of $17.5 million of investment securities for a gain of $607,000 in the six months ended June 30, 2014, while $44.5 million of investment securities were sold for a gain of $1.7 million in the six months ended June 30, 2013. The decrease in net gains on sales of loans resulted primarily from a decrease in the volume of loans sold to 154 loans sold in the six months ended June 30, 2014 from 250 loans sold in the six months ended June 30, 2013. The decrease in net gains on sales of premises and equipment resulted primarily from a $344,000 gain recognized on the sale of land adjacent to one of our branch locations during the six months ended June 30, 2013.

Noninterest expense increased $404,000, or 1.8 percent, to $22.4 million for the six months ended June 30, 2014 from $22.0 million for the six months ended June 30, 2013, primarily due to a $951,000 increase in professional and outside services expense, partially offset by a $235,000 decrease in depreciation of furniture, software, and equipment and a $211,000 decrease in software and equipment maintenance expense. The increase in professional and outside services was attributable to $745,000 of expenses related to the pending merger with Southside Bancshares incurred during the six months ended June 30, 2014, a $74,000 increase in directors’ equity compensation expense due to new stock option and restricted stock grants in the first quarter of 2014, and a $50,000 increase in mobile and online banking expense. The decrease in depreciation of furniture, software, and equipment was primarily due to items reaching full depreciation in 2013. The decrease in software and equipment maintenance expense was primarily due to contracts not renewed or renewed at reduced prices for 2014.

Southside Merger

As previously announced on April 29, 2014, OmniAmerican Bancorp, Inc. entered into a definitive agreement on April 28, 2014 to merge with Southside Bancshares, Inc., headquartered in Tyler, Texas. Upon completion of the merger, the company will operate under the Southside name and brand. The transaction is expected to be completed during the fourth quarter of 2014, subject to shareholder and regulatory approval and other customary closing conditions.

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 14 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of business/commercial services as well as consumer products and services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.38 billion in assets at June 30, 2014 and is proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information
Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of Southside Bancshares, Inc. or OmniAmerican Bancorp, Inc. may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions. Forward-looking statements are statements with respect to Southside Bancshares, Inc.’s or OmniAmerican Bancorp, Inc.’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause Southside Bancshares, Inc.’s or OmniAmerican Bancorp, Inc.’s actual results, respectively, to differ materially from the results discussed in the forward-looking statements. For example, statements about the proposed merger involving Southside and OmniAmerican, including future financial and operating results, Southside’s and OmniAmerican’s plans, objectives, expectations and intentions, the expected timing of completion of the merger and other statements are not historical facts. Among the key factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the following: (i) the ability to obtain the requisite Southside and OmniAmerican shareholder approval; (ii) the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; (iii) the risk that a condition to the closing of the merger may not be satisfied; (iv) the timing to consummate the proposed merger; (v) the risk that the businesses will not be integrated successfully; (vi) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; (vii) disruption from the transaction making it more difficult to maintain relationships with customers, employees or vendors; (viii) the diversion of management time on merger-related issues; and (ix) liquidity risk affecting Southside’s and OmniAmerican’s abilities to meet its obligations when they come due.
Additional information concerning Southside Bancshares, Inc. and OmniAmerican Bancorp, Inc. and their respective businesses, including additional factors that could materially affect their respective financial results, is included in each of Southside Bancshares, Inc.’s and OmniAmerican Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 under “Business” and Item 1A. “Risk Factors,” and in Southside Bancshares, Inc.’s and OmniAmerican Bancorp, Inc.’s other filings with the Securities and Exchange Commission (the “SEC”). Each of Southside Bancshares, Inc. and OmniAmerican Bancorp, Inc. disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
Additional Information About the Proposed Merger and Where to Find It
This document does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger between Southside and OmniAmerican, Southside filed a Registration Statement on Form S-4, as amended, with the SEC, which included a joint proxy statement of Southside and OmniAmerican and constitutes a prospectus of Southside. After the registration statement is declared effective by the SEC, Southside and OmniAmerican will deliver a definitive joint proxy statement/prospectus to their respective shareholders. SOUTHSIDE AND OMNIAMERICAN URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain (when available) copies of all documents filed with the SEC regarding the merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from: (i) Southside’s website (www.southside.com) under the tab “Investor Relations,” and then under the tab “Documents”; (ii) Southside upon written request to Corporate Secretary, P.O. Box 8444, Tyler, Texas 75711; (iii) OmniAmerican’s website (www.omniamerican.com) under the tab “Investor Relations,” and then under the tab “SEC Filings”; or (iv) OmniAmerican upon written request to Keishi High at 1320 South University Drive, Suite 900, Fort Worth, Texas 76107.
Participants in the Solicitation
Southside, OmniAmerican and their respective directors and executive officers may be considered participants in the solicitation of proxies from Southside and OmniAmerican shareholders in connection with the proposed merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Southside and OmniAmerican shareholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the joint proxy statement/prospectus that was filed with the SEC. You can find information about Southside’s directors and executive officers in Southside’s definitive proxy statement filed with the SEC on March 14, 2014 for its 2014 Annual Meeting of Shareholders, as amended. You can find information about OmniAmerican’s directors and executive officers in OmniAmerican’s definitive proxy statement filed with the SEC on April 16, 2014 for its 2014 Annual Meeting of Shareholders. Additional information about Southside’s directors and executive officers and OmniAmerican’s directors and executive officers is also set forth in the above-referenced preliminary Registration Statement on Form S-4 filed with the SEC on June 16, 2014, as amended. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions. You can obtain, when available, free copies of these documents from Southside and OmniAmerican using the contact information above.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$21,210	$15,880
Investments:
Securities available for sale at fair value	457,956	430,775
Other	17,106	19,782
Loans held for sale	876	1,509

Loans, net of deferred fees and discounts	790,464	831,326
Less allowance for loan losses	(6,388)	(6,445)
Loans, net	784,076	824,881
Premises and equipment, net	40,630	41,512
Bank-owned life insurance	44,323	43,606
Other real estate owned	785	177
Mortgage servicing rights	1,552	1,473
Deferred tax asset, net	1,796	4,066
Accrued interest receivable	3,259	3,447
Other assets	3,213	4,205
Total assets	$1,376,782	$1,391,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$71,952	$58,071
Interest-bearing	750,056	755,503
Total deposits	822,008	813,574

Federal Home Loan Bank advances	328,667	362,000
Other borrowings	2,000	2,000
Accrued expenses and other liabilities	9,577	6,597
Total liabilities	1,162,252	1,184,171

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,548,984 shares issued and outstanding at June 30, 2014 and 11,451,596 shares issued and outstanding at December 31, 2013	116	115
Additional paid-in capital	110,698	109,250
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(7,808)	(7,999)
Retained earnings	109,660	108,304
Accumulated other comprehensive loss	1,864	(2,528)
Total stockholders’ equity	214,530	207,142
Total liabilities and stockholders’ equity	$1,376,782	$1,391,313

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Interest income:
Loans, including fees	$8,934	$9,265	$18,136	$18,166
Securities — taxable	2,647	2,115	5,235	4,278
Securities — nontaxable	—	1	1	1
Total interest income	11,581	11,381	23,372	22,445
Interest expense:
Deposits	1,023	1,390	2,036	2,847
Borrowed funds	625	563	1,334	1,186
Total interest expense	1,648	1,953	3,370	4,033
Net interest income	9,933	9,428	20,002	18,412
Provision for loan losses	725	1,100	1,375	1,600
Net interest income after provision for loan losses	9,208	8,328	18,627	16,812
Noninterest income:
Service charges and other fees	2,102	2,228	4,160	4,446
Net gains on sales of securities available for sale	348	—	607	1,701
Net gains on sales of loans	395	236	578	1,022
Net gains (losses) on sale of repossessed assets	48	27	10	(3)
Net gains (losses) on sales of premises and equipment	—	—	(1)	344
Commissions	403	297	777	605
Bank-owned life insurance income	351	367	717	683
Other income	267	228	524	447
Total noninterest income	3,914	3,383	7,372	9,245
Noninterest expense:
Salaries and benefits	6,442	6,040	12,624	12,797
Software and equipment maintenance	508	696	1,095	1,306
Depreciation of furniture, software, and equipment	276	415	593	828
FDIC insurance	173	139	353	329
Net loss on write-down of other real estate owned	22	22	22	22
Real estate owned expense (income)	29	(15)	64	(35)
Service fees	154	126	298	240
Communications costs	221	249	457	473
Other operations expense	831	805	1,582	1,566
Occupancy	954	945	1,919	1,925
Professional and outside services	1,949	1,002	2,991	2,040
Loan servicing	166	121	244	232
Marketing	71	158	193	308
Total noninterest expense	11,796	10,703	22,435	22,031
Income before income tax expense	1,326	1,008	3,564	4,026
Income tax expense	428	334	1,137	1,419
Net income	$898	$674	$2,427	$2,607

Earnings per share:
Basic	$0.08	$0.06	$0.23	$0.25
Diluted	$0.08	$0.06	$0.22	$0.25

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Share Data:
Total shares outstanding at period end	11,548,984	11,551,732	11,451,596	11,464,131	11,452,552
Weighted average shares outstanding — Basic	10,496,407	10,480,586	10,464,009	10,447,002	10,376,689
Weighted average shares outstanding — Diluted	10,579,298	10,543,874	10,564,641	10,559,323	10,525,558
Income available to common shareholders (1)	$876	$1,499	$1,624	$2,196	$674
Basic earnings per share	$0.08	$0.14	$0.16	$0.21	$0.06
Diluted earnings per share	$0.08	$0.14	$0.15	$0.21	$0.06
Book value per share	$18.58	$18.21	$18.09	$18.00	$17.67

Performance Ratios:
Return on average assets (2)	0.26%	0.44%	0.46%	0.64%	0.21%
Return on average equity (2)	1.69%	2.91%	3.12%	4.31%	1.30%
Noninterest expense to average total assets (2)	3.40%	3.05%	3.11%	3.46%	3.32%
Efficiency ratio (3)	85.19%	78.65%	79.43%	77.20%	83.55%

Selected Balance Sheet Data:
Equity to total assets	15.58%	15.13%	14.89%	14.24%	15.38%

Capital Ratios:(4)
Total capital (to risk-weighted assets)	24.58%	24.24%	23.41%	22.29%	23.88%
Tier I capital (to risk-weighted assets)	23.79%	23.46%	22.66%	21.54%	23.03%
Tier I capital (to total assets)	15.26%	14.98%	14.86%	14.13%	15.29%

Asset Quality Ratios:
Non-performing assets to total assets	0.34%	0.37%	0.39%	0.50%	1.03%
Non-performing loans to total loans	0.48%	0.41%	0.53%	0.69%	1.12%
Allowance for loan losses to non-performing loans	170.26%	196.06%	148.37%	112.70%	78.41%
Allowance for loan losses to total loans	0.81%	0.81%	0.78%	0.77%	0.88%
Net charge-offs to average loans outstanding (2)	0.41%	0.31%	0.33%	0.28%	0.49%

_______________________
(1) Net of distributed and undistributed earnings to participating securities.
(2) Annualized.
(3) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(4) Without giving effect to the final Basel III capital rules that apply to reporting periods beginning after January 1, 2015.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Average Balances:
Loans	$792,852	$813,484	$852,202	$842,492	$771,460
Securities	461,082	434,138	444,195	403,988	391,626
Other interest-earning assets	28,999	42,904	24,646	20,912	15,810
Total interest-earning assets	$1,282,933	$1,290,526	$1,321,043	$1,267,392	$1,178,896
Deposits:
Interest-bearing demand	$148,113	$146,975	$142,375	$140,172	$142,766
Savings and money market	342,261	340,067	338,961	334,025	332,483
Certificates of deposit	266,577	269,242	270,949	276,817	288,778
FHLB advances and other borrowings	338,178	356,432	394,322	352,634	254,437
Total interest-bearing liabilities	$1,095,129	$1,112,716	$1,146,607	$1,103,648	$1,018,464

Yields/Rates (1):
Loans (2)	4.51%	4.52%	4.58%	5.27%	4.80%
Securities	2.27%	2.35%	2.34%	2.29%	2.14%
Other interest-earning assets	0.41%	0.32%	0.39%	0.36%	0.43%
Total interest-earning assets (2)	3.61%	3.65%	3.75%	4.24%	3.86%
Deposits:
Interest-bearing demand	0.06%	0.07%	0.06%	0.06%	0.07%
Savings and money market	0.17%	0.17%	0.17%	0.17%	0.17%
Certificates of deposit	1.28%	1.26%	1.29%	1.47%	1.69%
FHLB advances and other borrowings	0.74%	0.80%	0.75%	0.73%	0.89%
Total interest-bearing liabilities	0.60%	0.62%	0.62%	0.66%	0.77%

Other Data:
Interest rate spread (2) (3)	3.01%	3.03%	3.13%	3.58%	3.09%
Net interest margin (2) (4)	3.10%	3.12%	3.21%	3.66%	3.20%

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(1) Annualized.
(2) Yields on loans and total interest-earning assets, the interest rate spread and the net interest margin include the effects of $1.3 million of non-accrual interest income recorded during the quarter ended September 30, 2013. The yields on loans and total interest-earning assets would have been 4.68% and 3.84%, respectively, excluding this non-accrual interest income. In addition, the interest rate spread would have been 3.18% and the net interest margin would have been 3.27%.

(3) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.